Exhibit 99.1

**For Immediate Release**

For more information, contact:
Joseph W. Kiley III, President and Chief Executive
Officer of First Savings Bank Northwest
Kari Stenslie, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income of $1.6 Million or $0.09 Per Share for the First Quarter of 2013

Renton, Washington – April 22, 2013 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended March 31, 2013 of $1.6 million, or $0.09 per diluted share, compared to net income of $1.5 million, or $0.09 per diluted share for the quarter ended December 31, 2012 and net income of $622,000, or $0.04 per diluted share for the comparable quarter in 2012.

“The first quarter of 2013 proved to be a successful one for the Company,” stated Joseph W. Kiley III, President and Chief Executive Officer of the Bank. “During the quarter we were notified by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions that the Memorandum of Understanding was terminated for the Bank and the “troubled condition status” had been removed. The Board of Governors of the Federal Reserve System also removed the “troubled condition status” along with lifting two conditions of the Company’s Memorandum of Understanding. While a few restrictions remain we are still required to obtain the approval of the Federal Reserve prior to the repurchase of our common stock and for the payment of any cash dividends. We are working diligently to have the remaining restrictions removed as soon as possible.

During the quarter we continued to reposition our balance sheet to make it more responsive to the current economic environment. On the asset side, we continued to focus our efforts on loan originations, which were $28.6 million for the quarter, predominantly in the commercial and one-to-four family residential lending areas. Loan originations were approximately $2.6 million greater than the repayments received during the quarter. With the spring and summer seasons approaching we are optimistic that loan originations and our loan portfolio will increase. The quality of the loan portfolio continues to improve; delinquent and nonperforming loans decreased $4.2 million and $3.8 million, respectively, during the quarter from the fourth quarter of 2012.

On the liability side of the balance sheet, in January 2013, we repaid a $50 million, 2.17% advance from the Federal Home Loan Bank of Seattle, saving us approximately $91,000 in interest expense per month. In March 2013, we refinanced an additional $33 million of advances lowering our average interest rate on these advances from 2.93% to 0.81% and we anticipate a monthly savings of approximately $60,000. Extending the term of these fixed-rate advances provides us interest rate risk protection and allowed us the opportunity in April 2013 to sell $20 million in lower yielding, floating rate, agency securities with market values approximating book value and to reinvest the proceeds in higher yielding fixed-rate securities. This should have an immediate positive impact on both our interest rate spread and net interest margin. Although the refinancing included a one-time prepayment penalty of $679,000, we still improved our earnings over the previous quarter.

Additionally, during the upcoming second quarter approximately $53.2 million of certificates of deposit will mature with an average cost of 1.54% at current market rates. We anticipate these certificates will renew at an average cost of approximately 0.80%. In addition, we have placed more emphasis during the quarter on the generation of transaction accounts to reduce our overall cost of funds. We continue to price our interest-bearing deposit products to be competitive in the market.

We have also implemented some new systems within the Bank to enhance efficiencies in our processes and to create cost savings. For example, we have contracted with an investment advisory firm that enables us to react more quickly to investment opportunities. The firm must follow the Bank’s Investment Policy and all proposed transactions are approved by the Chief Executive Officer and the Chief Financial Officer in advance. We are also currently in the process of outsourcing our Information Technology functions to enhance cost savings and allow us to implement new technologies and best practices.” Finally, Mr. Kiley stated that “We believe these changes will be transparent to our customers and our customer service will not be affected. Our next step will be to identify, evaluate and implement additional cost savings strategies, such as consolidating operations in order to maximize efficiencies. Shareholder value and customer service will always be our top priority.”

Highlights for the first quarter ended March 31, 2013 included:

•
The ratio of average interest-earning assets to interest-bearing liabilities grew to 122.4% during the quarter, from 119.8% at December 31, 2012, reflecting our efforts to convert nonearning assets to earning assets;

•	Loan originations for the quarter were $28.6 million compared to $54.2 million and $17.5 million for the quarters ended December 31, 2012 and March 31, 2012, respectively;

•	Nonperforming assets at March 31, 2013 decreased $4.8 million, or 12.0% to $35.3 million from $40.1 million at December 31, 2012 and decreased $13.6 million, or 27.8% from March 31, 2012;

•
Other Real Estate Owned (“OREO”) related expenses decreased $660,000 to a net gain of $153,000 for the quarter, compared to net expenses of $507,000 and $578,000 for the fourth and comparable quarters of 2012;

•	Sales of OREO with a book value of $4.3 million generated net gains on sales of $632,000 for the quarter;

•
Net expenses associated with the settled proxy contest litigation totaled $89,000 during the quarter, as compared to $186,000 of net expenses for the fourth quarter of 2012 and no related expenses for the same quarter in 2012;

•
The Company incurred a prepayment penalty of $679,000 in order to refinance $33.0 million of Federal Home Loan Bank of Seattle (“FHLB”) advances to reduce the weighted-average interest rate from 2.93% to 0.81%, generating a monthly savings of approximately $60,000;

•	The Company’s book value per share increased to $10.04 at March 31, 2013, from $9.95 at December 31, 2012 and $9.71 at March 31, 2012, and

•	The Bank’s Tier 1 and total risk-based capital ratios at March 31, 2013 were 17.46% and 27.82%, respectively.

There was no provision for loan losses recorded in the first quarter of 2013 or the fourth quarter of 2012, based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”). This compares to a $1.7 million provision for the comparable quarter one year ago. The following items were considered in evaluating the loan loss provision for the quarter ended March 31, 2013:

•	Delinquent loans, loans over 30 days past due, decreased $4.2 million to $16.7 million at March 31, 2013, from $20.9 million at December 31, 2012 and $25.0 million at March 31, 2012;

•
Nonperforming loans decreased $3.8 million to $19.0 million at March 31, 2013, from $22.8 million at December 31, 2012 and $26.4 million at March 31, 2012, continuing the trend of improvement within the loan portfolio;

•	Nonperforming loans as a percent of total loans was 2.9% at March 31, 2013, compared to 3.4% at December 31, 2012 and 3.8% at March 31, 2012, and

•	The weighted-average historical loss factor, which is an element within the loss provision calculation, decreased over the prior three year period as charge-offs decreased.

The ALLL decreased $540,000 to $12.0 million at March 31, 2013 compared to $12.5 million at December 31, 2012, as a result of net charge-offs during the quarter of $540,000. The ALLL represented 63.3% of nonperforming loans and 1.8% of total loans at March 31, 2013 compared to 55.1% and 1.9%, respectively, at December 31, 2012.

The following table presents a breakdown of our nonperforming assets:

				Three Month	One Year
	March 31,	December 31,	March 31,	Increase/	Increase/
	2013	2012	2012	(Decrease)	(Decrease)
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$5,980	$6,248	$8,691	$(268)	$(2,711)
Multifamily	2,623	4,711	949	(2,088)	1,674
Commercial real estate	4,883	6,274	7,588	(1,391)	(2,705)
Construction/land development	4,747	4,767	8,991	(20)	(4,244)
Consumer	732	759	164	(27)	568
Total nonperforming loans	18,965	22,759	26,383	(3,794)	(7,418)

OREO	16,310	17,347	22,448	(1,037)	(6,138)

Total nonperforming assets (1)	$35,275	$40,106	$48,831	$(4,831)	$(13,556)

Nonperforming assets as a
percent of total assets	3.98%	4.25%	4.71%

(1)
The difference between the $35.3 million of nonperforming assets at March 31, 2013, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all TDRs as nonperforming loans, although 96.0% of our TDRs are performing in accordance with their restructured terms. The remaining 4.0% of TDRs that were nonperforming at March 31, 2013 are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at March 31, 2013:

	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total	Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$1,436	$1,587	$410	$375	$3,808	15	23.3%
Multifamily	-	1,729	-	-	1,729	2	10.6
Commercial real estate (1)	563	7,037	920	724	9,244	12	56.7
Construction/land development	-	933	205	391	1,529	5	9.4

Total OREO	$1,999	$11,286	$1,535	$1,490	$16,310	34	100.0%

(1)	Of the 12 properties classified as commercial real estate, seven are office/retail buildings, two are mixed-use buildings and three are undeveloped lots.

OREO decreased $1.0 million, or 6.0%, to $16.3 million at March 31, 2013, from $17.3 million at December 31, 2012, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $4.3 million of OREO during the first quarter of 2013, generating net gains of $632,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $145,000 related to the decline in the market values of OREO properties in our portfolio during the quarter, as compared to $344,000 for the fourth quarter of 2012. Additional expenses of $334,000 related to OREO were incurred during the quarter ended

March 31, 2013, as compared to $343,000 incurred for the quarter ended December 31, 2012. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):

				Three Month	One Year
	March 31,	December 31,	March 31,	Increase/	Increase/
	2013	2012	2012	(Decrease)	(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$2,679	$3,422	$2,999	$(743)	$(320)
Multifamily	-	1,058	-	(1,058)	-
Commercial real estate	-	-	462	-	(462)
Construction/land development	-	-	183	-	(183)
Consumer	47	48	-	(1)	47

Total nonperforming TDRs	2,726	4,528	3,644	(1,802)	(918)

Performing TDRs:
One-to-four family residential	52,270	52,644	51,643	(374)	627
Multifamily	1,234	1,239	2,496	(5)	(1,262)
Commercial real estate	12,251	11,965	11,347	286	904
Consumer	-	-	70	-	(70)

Total performing TDRs	65,755	65,848	65,556	(93)	199

Total TDRs	$68,481	$70,376	$69,200	$(1,895)	$(719)

During the first quarter of 2013, TDRs decreased $1.9 million to $68.5 million, compared to $70.4 million at December 31, 2012. At March 31, 2013, $65.8 million, or 96.0% of TDRs were performing in accordance with their repayment terms.

Net interest income for the first quarter of 2013 increased $351,000 to $7.4 million, compared to the fourth quarter of 2012, and decreased $321,000 from the same period in 2012.

Interest income for the first quarter of 2013 decreased $210,000 to $9.5 million, compared to the quarter ended December 31, 2012, and decreased $1.6 million compared to the same quarter in 2012 primarily due to the $42.5 million or 6.1% decrease in our average loan portfolio. The decline in our loan portfolio was the result of loan payoffs, short sales, charge-offs and transfers of nonperforming loans to OREO, exceeding loan originations during the quarter.

Interest expense decreased $561,000 to $2.1 million for the quarter ended March 31, 2013, as compared to the quarter ended December 31, 2012 and decreased $1.3 million compared to the same quarter in 2012. The primary reason for these declines in interest expense was the decrease in the average balance of both certificates of deposit and FHLB advances. The average balance of our certificates of deposit and FHLB advances decreased $101.7 million and $46.1 million, respectively, during the first quarter of 2013 compared to the first quarter of 2012. The change in the average balances of certificates of deposit between these periods accounted for $505,000 of the decrease in interest expense, while $501,000 of the decline was due to the repricing of the certificates at lower market rates. We have priced our certificate of deposit accounts to reflect the lower interest rate environment, which has contributed to the decrease in the average balance as some of our customers have elected to withdraw their funds to invest in higher yielding investment products. The decrease in interest expense for FHLB advances during the first quarter was due to a $284,000 decrease in the average balance for FHLB advances, primarily due to a $50.0 million advance that was repaid in January 2013 and the refinance of $33.0 million at the end of March 2013.

Our interest rate spread and net interest margin both increased 40 basis points to 3.28% and 3.51%, respectively, for the quarter ended March 31, 2013, compared to the same period in 2012. Our ratio of average interest-earning assets to average interest-bearing liabilities grew to 122.4% at March 31, 2013, from 116.3% at March 31, 2012, reflecting our efforts to convert nonearning assets to earnings assets.

Noninterest income for the quarter ended March 31, 2013 decreased $14,000 to $104,000 compared to the quarter ended December 31, 2012 and declined $177,000 compared to the same quarter in 2012. There were no investment sales during the quarter ended March 31, 2013, compared to $194,000 in net gains on the sales of investments during the same quarter in 2012.

Noninterest expense for the quarter ended March 31, 2013 increased $233,000 compared to the fourth quarter of 2012 and increased $257,000 compared to the same quarter in 2012. The increase from the comparable quarter in 2012 was due to an increase of $733,000 in other general and administrative expenses primarily as a result of the FHLB prepayment penalty of $679,000. In addition, salaries and employee benefits increased $187,000 as compared to the first quarter of last year due to personnel changes within the Bank. These increases were partially offset by a decrease in pension plan expenses as a result of the decision to freeze the pension plan, effective March 31, 2013. Our regulatory assessments increased $186,000, primarily due to a one-time adjustment recorded in the first quarter of 2012 related to the termination of the Consent Order. These increases were partially offset by $731,000 due to decreases in OREO-related expenses.

On April 5, 2013, the Company announced the termination of the Bank’s Memorandum of Understanding dated March 27, 2012, by and between the Bank and the Federal Deposit Insurance Corporation (“FDIC”) and the Washington Department of Financial Institutions (“DFI”). The Company also announced that the Board of Governors of the Federal Reserve System (“Federal Reserve”) had lifted two conditions included in the Company’s Memorandum of Understanding (“Company MOU”) dated April 10, 2010, by and between the Company and its former regulator, the Office of Thrift Supervision (“OTS”), which is now enforced by the Federal Reserve as the successor to the OTS. The Company continues to be subject to the other restrictions included in the Company MOU, and is still required to obtain the approval of the Federal Reserve prior to the repurchase of its common stock and for the payment of any cash dividends. The FDIC, DFI, and Federal Reserve have also terminated the Bank’s and the Company’s troubled condition status.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memorandum of understanding with the Federal Reserve; our ability to pay dividends on or repurchase our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

				Three Months	One Year
	March 31,	December 31,	March 31,	Increase/	Increase/
Assets	2013	2012	2012	(Decrease)	(Decrease)

Cash on hand and in banks	$4,388	$4,289	$5,186	2.3%	(15.4	) %
Interest-bearing deposits	21,303	83,452	152,177	(74.5)	(86.0)
Investments available-for-sale, at fair value	160,770	152,262	140,676	5.6	14.3
Loans receivable, net of allowance of $12,002, $12,542
and $14,832	649,369	650,468	680,737	(0.2)	(4.6)
Premises and equipment, net	17,867	18,073	18,702	(1.1)	(4.5)
FHLB stock, at cost	7,215	7,281	7,413	(0.9)	(2.7)
Accrued interest receivable	3,523	3,484	3,897	1.1	(9.6)
Federal income tax receivable	1	60	1,058	(98.3)	(99.9)
Deferred tax assets, net	1,000	1,000	-	-	100.0
OREO	16,310	17,347	22,448	(6.0)	(27.3)
Prepaid expenses and other assets	4,974	4,939	5,028	0.7	(1.1)
Total assets	$886,720	$942,655	$1,037,322	(5.9)	(14.5)

Liabilities and Stockholders' Equity

Interest-bearing deposits	$643,933	$659,643	$758,415	(2.4)	(15.1)
Noninterest-bearing deposits	6,201	6,154	5,633	0.8	10.1
Advances from the FHLB	34,000	83,066	83,066	(59.1)	(59.1)
Advance payments from borrowers for taxes and insurance	3,546	2,186	4,056	62.2	(12.6)
Accrued interest payable	17	179	196	(90.5)	(91.3)
Investment trade payable	6,324	-	-	100.0	100.0
Other liabilities	3,954	4,310	3,281	(8.3)	20.5
Total liabilities	697,975	755,538	854,647	(7.6)	(18.3)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares; no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at
March 31, 2013, December 31, 2012 and March 31,	188	188	188	-	-
2012, respectively
Additional paid-in capital	190,960	190,534	189,209	0.2	0.9
Retained earnings, substantially restricted	8,206	6,650	4,559	23.4	80.0
Accumulated other comprehensive income, net of tax	112	748	569	(85.0)	(80.3)
Unearned Employee Stock Ownership Plan
("ESOP") shares	(10,721)	(11,003)	(11,850)	(2.6)	(9.5)
Total stockholders' equity	188,745	187,117	182,675	0.9	3.3
Total liabilities and stockholders' equity	$886,720	$942,655	$1,037,322	(5.9)	(14.5)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month
	March 31,	December 31,	March 31,	Increase /
	2013	2012	2012	(Decrease)
Interest income
Loans, including fees	$9,044	$9,143	$10,472	(1.1	) %
Investments available-for-sale	473	543	593	(12.9)
Interest-bearing deposits	21	62	97	(66.1)
Total interest income	$9,538	$9,748	$11,162	(2.2)
Interest expense
Deposits	1,893	2,194	2,941	(13.7)
FHLB advances	256	516	511	(50.4)
Total interest expense	$2,149	$2,710	$3,452	(20.7)
Net interest income	7,389	7,038	7,710	5.0
Provision for loan losses	-	-	1,700	-
Net interest income after provision for loan losses	$7,389	$7,038	$6,010	5.0
Noninterest income
Net gain on sale of investments	-	13	194	(100.0)
Other	104	105	87	(1.0)
Total noninterest income	$104	$118	$281	(11.9)

Noninterest expense
Salaries and employee benefits	3,614	3,268	3,427	10.6
Occupancy and equipment	354	361	405	(1.9)
Professional fees	356	449	473	(20.7)
Data processing	162	161	181	0.6
Gain on sale of OREO property, net	(632)	(180)	(221)	251.1
OREO market value adjustments	145	344	310	(57.8)
OREO related expenses, net	334	343	489	(2.6)
Regulatory assessments	283	295	97	(4.1)
Insurance and bond premiums	114	101	100	12.9
Proxy contest and related litigation	89	186	-	(52.2)
Marketing	18	46	52	(60.9)
Prepayment penalty on FHLB advances	679	-	-	100.0
Other general and administrative	362	271	308	33.6
Total noninterest expense	$5,878	$5,645	$5,621	4.1
Income before federal income tax provision	1,615	1,511	670	6.9
Federal income tax provision	59	-	48	100.0
Net income	$1,556	$1,511	$622	3.0

Basic earnings per share	$0.09	$0.09	$0.04	-
Diluted earnings per share	$0.09	$0.09	$0.04	-

The following table presents a breakdown of our loan portfolio (unaudited):

	March 31, 2013		December 31, 2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$300,892	44.7%	$306,851	45.5%
Construction	-	-	177	0.1
	300,892	44.7	307,028	45.6
Multifamily: (2)
Permanent	104,660	15.6	105,936	15.7
Construction	5,585	0.8	5,585	0.8
	110,245	16.4	111,521	16.5
Commercial real estate: (2)
Permanent	212,130	31.5	207,436	30.8
Construction	12,500	1.8	12,500	1.8
Land	1,937	0.3	1,942	0.3
	226,567	33.6	221,878	32.9
Construction/land development: (2)
One-to-four family residential	487	0.1	608	0.1
Multifamily	11,235	1.7	8,375	1.2
Land development	10,214	1.5	10,435	1.6
	21,936	3.3	19,418	2.9

Business	3,104	0.5	2,968	0.4
Consumer	10,132	1.5	11,110	1.7
Total loans	672,876	100.0%	673,923	100.0%
Less:
Loans in Process ("LIP")	9,377		8,856
Deferred loan fees, net	2,128		2,057
ALLL	12,002		12,542
Loans receivable, net	$649,369		$650,468

(1)	Includes $136.5 million and $139.8 million of non-owner occupied loans at March 31, 2013 and December 31, 2012, respectively.

(2)
Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At March 31, 2013, we had $12.5 million, or 5.5% of our total commercial real estate portfolio and $5.6 million, or 5.1% of our total multifamily portfolio in these "rollover" type of loans. At December 31, 2012, we had $12.5 million, or 5.6% of our total commercial real estate portfolio, $5.6 million, or 5.0% our total multifamily portfolio and $177,000, or 0.1% of our total one-to-four family loan portfolio in these rollover type of loans. At both March 31, 2013 and December 31, 2012, $1.9 million of commercial real estate loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets	0.70%	0.63%	0.24%
Return on equity	3.30	3.25	1.36
Equity-to-assets	21.29	19.85	17.61
Interest rate spread	3.28	2.86	2.88
Net interest margin	3.51	3.09	3.11
Average interest-earning assets to average interest-bearing liabilities	122.44	119.82	116.28
Efficiency ratio	78.45	78.88	70.34
Noninterest expense as a percent of average total assets	2.64	2.35	2.14
Book value per common share	$10.04	$9.95	$9.71

Capital Ratios (1):
Tier 1 leverage	17.46%	15.79%	14.15%
Tier 1 risk-based	26.56	26.11	24.36
Total risk-based	27.82	27.37	25.62

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	2.86%	3.42%	3.78%
Nonperforming assets as a percent of total assets	3.98	4.25	4.71
ALLL as a percent of total loans, net of undisbursed funds	1.81	1.89	2.13
ALLL as a percent of nonperforming loans, net of undisbursed funds	63.28	55.11	56.22
Net charge-offs to average loans receivable, net	0.08	0.25	0.49

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,542	$14,168	$16,559
Provision	-	-	1,700
Charge-offs	(619)	(2,202)	(3,699)
Recoveries	79	576	272
ALLL, end of the quarter	$12,002	$12,542	$14,832

Nonperforming Assets: (2)
Nonperforming loans: (3)
Nonaccrual loans	$16,239	$18,231	$22,739
Nonaccrual TDRs	2,726	4,528	3,644
Total nonperforming loans	$18,965	$22,759	$26,383
OREO	16,310	17,347	22,448
Total nonperforming assets	$35,275	$40,106	$48,831

Performing TDRs	$65,755	$65,848	$65,556

(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.